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Exhibit 99.1
                             Debt Exchange Agreement


                                                     Dated as of April 14, 2003


George Abi Zeid
320 Frost Pond Road
Old Brookville, NY 11545

Dear George:

Reference is made to (i) the note or notes held by you (herein, "you" or the "Holder") issued by EasyLink Services Corporation ("EasyLink") described in more detail on Schedule A hereto (the "Note"), and (ii) the other related agreements described on Schedule A (the Note, together with such other agreements described on Schedule A, collectively referred to herein as the "Transaction Agreements"). Capitalized terms used herein that are not defined herein and that are defined in a Transaction Agreement shall have the respective meanings ascribed to them therein.

         1. Exchange Agreement. Subject to the terms and conditions contained herein, the Holder agrees to transfer and assign (the "Transfer") upon the Closing (as defined below) all of his right, title and interest in, to and under the Transaction Agreements (the "Rights") to EasyLink, free and clear of all liens, security interests, claims or other encumbrances ("Liens"), in exchange for the issuance and delivery by EasyLink of the number of shares of EasyLink's Class A common stock, par value $.01 per share (the "Class A common stock"), set forth on Schedule A hereto (the "Shares").

         2. Closing.

         (a) Time and Place. The closing of the Transfer shall be held at the offices of EasyLink at 399 Thornall Street, Edison, NJ 08837 (or, if the Closing shall occur after the move of EasyLink's headquarters, at 33 Knightsbridge Road, Piscataway, NJ), at 10:00 a.m. local time, on such date as the conditions set forth in Section 2(b)(ii) and (iii) shall have been satisfied or at such other time and place as shall be mutually agreed upon by the EasyLink and the Holders (the date of the Initial Closing is hereinafter referred to as the "Initial Closing Date"). The closing is herein referred to as a "Closing." Upon the Closing, EasyLink shall issue an irrevocable transfer instruction letter instructing its stock transfer agent to issue and deliver to the Holder to the address specified on Schedule A a certificate evidencing the Shares (the "Share Certificate"). Promptly after receipt of the Share Certificate by the Holder, the Holder shall return or cause to be returned the original Note to EasyLink.

         (b) Conditions To Closing. Each party's obligation to consummate the Closing is subject to the fulfillment, prior to or at the Closing, the following conditions:

                  (i) Representations and Warranties. The representations and warranties of the other party in this Agreement shall be correct in all material respects when made and at the time of the Closing with the same effect as if made on the Closing Date.

                  (ii) NASDAQ Waiver or Stockholder Approval. EasyLink shall have either (i) received a waiver from the NASDAQ Stock Market from its shareholder approval rules to the extent applicable in connection with the issuance of the Shares and complied with any conditions contained in such waiver in order to consummate the transactions contemplated hereby at the Closing or (ii) shall have obtained shareholder approval to the extent required under the rules of the NASDAQ Stock Market of the issuance of the Shares in accordance with the terms of this Agreement pursuant to a duly called meeting of shareholders of the EasyLink.

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                  (iii) Other Creditors' Condition. EasyLink shall have entered into a restructuring arrangement with the holders of at least 80% in principal amount of its $81.8 million aggregate principal amount of senior notes and subordinated notes outstanding as of June 30, 2002, and the terms and conditions of the restructuring of Similarly Situated Notes (as defined below) are not more favorable taken as a whole to the holders of Similarly Situated Notes than the terms hereof (the "Other Creditor's Condition"). As used herein, Similarly Situated Notes means notes included in the $10.25 million principal amount of 2006 secured convertible notes issued pursuant to the Note Purchase Agreement dated January 8, 2001.

         3. Termination. Either party may terminate this Agreement upon written notice to the other party at any time prior to the Closing if (a) the Closing shall not have occurred on or before May 31, 2003 or such later date as the parties may mutually agree, provided that a party may not terminate this Agreement if the Closing shall fail to occur as a result of a breach by such party of its representations, warranties or obligations under this Agreement or
(b) any court or governmental or regulatory agency, authority or body shall have taken any action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted.

         4. Representations and Warranties of EasyLink. EasyLink represents and warrants to you that:

                  (a) Organization; Power and Authority. EasyLink is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. EasyLink has the corporate power and authority to execute and deliver this Agreement and to perform the provisions hereof and thereof.

                  (b) Authorization, etc. (a) This Agreement has been duly authorized by all necessary corporate action on the part of EasyLink, and this Agreement constitutes a legal, valid and binding obligation of EasyLink enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Validity of Shares. The Shares have been duly authorized by all necessary corporate action on the part of EasyLink. When issued upon the Closing in accordance with the terms of this Agreement, the Shares will be validly issued and outstanding, fully paid and nonassessable and the issuance of the shares will not be subject to preemptive or other similar contractual rights of any other stockholder of the EasyLink.

                  (d) Compliance with Other Instruments, etc. The execution, delivery and performance by EasyLink of this Agreement will not contravene, result in any breach of, or constitute a default under under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the EasyLink or any Subsidiary is bound or by which the EasyLink or any Subsidiary or any of their respective properties may be bound or affected.

         5. Representations of the Holder. The Holder represents and warrants to EasyLink that:


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         (a) Title to Exchange Notes. Each Holder represents that it has good and valid title and beneficial ownership of all of the Rights to be exchanged for Shares hereunder, free and clear of all Liens. Upon the assignment and transfer to EasyLink at the Closing, EasyLink will acquire all of Holder's right, title and interest in, to and under the Rights to be exchanged by it for Shares hereunder free and and clear of all Liens.

         (b) Compliance with Other Instruments, etc. The execution, delivery and performance by the Holder of this Agreement will not contravene, result in any breach of, or constitute a default under under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the EasyLink or any Subsidiary is bound or by which the EasyLink or any Subsidiary or any of their respective properties may be bound or affected.

         (c) Purchase for Investment; Status of Holder, etc. Each Holder represents that it is acquiring the Shares for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof other than pursuant to a registration statement filed under the Securities Exchange Act of 1933, as amended (the "Act") or available exemption. Each Holder (i) is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act, (ii) is an investor experienced in the evaluation of businesses similar to EasyLink, (iii) is able to fend for itself in the transactions contemplated by this Agreement, (iv) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (v) has the ability to bear the economic risks of this investment, (vi) was not organized or reorganized for the specific purpose of acquiring the Shares and (vii) has been afforded the opportunity to ask questions of, and to receive answers from, the EasyLink and to obtain additional information, to the extent the EasyLink has such information or could have acquired it without unreasonable effort or expense, all as necessary for such Holder to make an informed investment decision with respect to the Shares and the Common Shares. Each Holder understands that neither the Shares nor the Common Shares have been registered under the Securities Act, that neither the Shares nor the Common Shares may be resold unless registered pursuant to the provisions of the Act or an exemption from registration is available. Each Holder understands and acknowledges that certificates representing the Shares and the Common Shares may bear a restrictive legend in customary form.

         6. General Release. In consideration of the transactions contemplated hereby, each of the Holder and EasyLink (the "Releasing Party"), upon the Closing, hereby releases and discharges the other party and its affiliates, and the respective officers, directors, shareholders, agents, attorneys, successors and assigns of the other party and its affiliates (the "Releasees"), from any and all claims, actions, demands, and causes of action, whether in contract, tort or otherwise, now existing or hereafter arising which relate to or arise from the Transaction Agreements or any predecessor agreements or instruments or pertaining directly or indirectly thereto; provided that the obligations, representations and warranties of the parties under this Exchange Agreement shall not be released and discharged hereby and shall survive after the date hereof.

         7. Deferral. Until the termination of this Agreement in accordance with the terms hereof, the Holder hereby defers its right to receive payments under the Note.

         8. Confidentiality. For the purposes of this Section 8, "Confidential Information" means information, whether written or oral, delivered to you by or on behalf of EasyLink or any affiliate in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, or
(c) otherwise becomes known to you other than through disclosure by EasyLink or any Subsidiary through source not subject to a prohibition on disclosure to you. You will maintain the confidentiality of such Confidential Information in accordance with your normal procedures to protect confidential information of third parties delivered to you and you will not use the Confidential Information for any purpose other than for the purposes of the transactions contemplated hereby, provided that you may deliver or disclose Confidential Information to
(i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes or Shares), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 8, (iii) any federal or state regulatory authority having jurisdiction over you.

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         9. Miscellaneous.

         (a) Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of either party hereto bind and inure to the benefit of such party's successors and assigns (including, without limitation, any subsequent holder of the Note) whether so expressed or not.

         (b) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         (d) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

         (e) Integration. This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements, and understandings related to this subject matter.

         (f) Amendments, Waivers, etc. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

         (g) Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of this Agreement.

         (h) Notices. All notices and communications provided for hereunder shall be in writing and sent (i) by telecopy if the sender on the same day sends a confirming copy of such notice by a registered or certified mail with return receipt requested (postage prepaid) or by recognized overnight delivery service (charges prepaid), or (ii) by registered or certified mail with return receipt requested (postage prepaid), or (iii) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

         If to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to EasyLink in writing, or

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         If to EasyLink, to it at 399 Thornall Street, Edison, NJ 08837 (or, if
         EasyLink shall have completed the move of its corporate headquarters, at 33 Knightsbridge Road, Piscataway, NJ), Attention: Gerald Gorman, with a copy to David Ambrosia at the same address, or at such other address as EasyLink shall have specified to the holder of each Note in writing.


         Notices under clause (i) and (iii) of this Section 9(h) will be deemed given only when actually received and notices under clause (ii) shall be deemed received upon the earlier of five business days after delivered to an office of the United States Postal Service and when actually received.

         This Agreement shall become effective when it shall have been executed and delivered by both of the parties hereto. Counterparts of this Agreement shall be deemed delivered when such counterparts are received by facsimile by each of the parties to which such counterparts are sent at the fax numbers set forth beneath the signatures of the parties hereto. The parties shall send an original paper copy of such counterpart to each of the other parties promptly after such execution and delivery.



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         If you are in agreement with the foregoing, kindly sign in the space indicated below and return to the undersigned a copy of this agreement.

                         Very truly yours,


                         EASYLINK SERVICES CORPORATION


                         By: /s/ David Ambrosia
                         ----------------------------------------
                         Name: David Ambrosia
                         Title: Executive Vice President and General Counsel Facsimile No. 201-477-6503


Accepted and agreed as of the date of this letter:

/s/ George Abi Zeid
----------------------------
   George Abi Zeid